Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Record Earnings as Diluted Income Per Share from Continuing Operations Increased 43 Percent in the 2004 First Quarter; Revenues Grew 17 Percent and Operating Margins Improved 260 Basis Points in the First Quarter; Company Moves Full-Year Earnings Forecast Higher to a Range of $4.06 to $4.26

        GLENVIEW, ILLINOIS—(April 20, 2004)—Illinois Tool Works Inc. (NYSE: ITW) today reported record earnings as diluted income per share from continuing operations increased 43 percent in the 2004 first quarter. Income from continuing operations in the 2004 first quarter was $290.0 million, or 93 cents per diluted share, versus $199.5 million, or 65 cents per diluted share, for the year earlier period. The Company posted strong across the board results as revenues grew 17 percent, operating income increased 39 percent and operating margins improved 260 basis points.

        The significant growth in first quarter results principally was due to the substantial improvement in the Company’s North American end markets in the last two months of the first quarter. The Company’s international end markets also improved modestly in the quarter. As a result, total company base revenues increased at a rate of 6.5 percent in the first quarter, its highest rate of growth since the first quarter of 2000. In addition, currency translation and a lower effective tax rate accounted for 8 cents of the 28 cent first quarter increase in diluted income per share from continuing operations.

        For the 2004 first quarter, operating revenues were $2.710 billion compared with $2.314 billion for the year earlier period. Operating income improved to $447.6 million in the most recent quarter versus $321.0 million in the prior year period. The Company’s overall operating margins of 16.5 percent were 260 basis points higher than a year ago.

        The Company’s free operating cash flow continued to be formidable in the 2004 first quarter at $278.1 million. This strong free cash flow generation continues to allow the Company to fund acquisition activity, which improved markedly in the most recent quarter.

        “We are extremely pleased with the Company’s first quarter performance on a variety of levels,” said W. James Farrell, Chairman and Chief Executive Officer. “The significant improvement in our income and margin performance in the quarter is clear evidence of the effectiveness of our 80/20 process and our ability to leverage revenue gains in growing end markets. In addition, we closed 10 acquisitions in the quarter, representing $250 million of acquired annual revenues. This pick up in acquisitions gives us increased confidence that pricing requirements by sellers are becoming more reasonable.”

        Segment highlights for the 2004 first quarter include:

        North American Engineered Products first quarter revenues increased 6 percent largely as a result of base revenue growth from the construction and industrial-based businesses which offset flat top line performance from the automotive units. Operating income grew 19 percent mainly due to increases from the industrial-based and construction businesses. Income growth also was helped to a lesser degree by lower restructuring expenses and higher acquisition contributions. As a result, first quarter operating margins of 16.7 percent were 190 basis points higher than the year ago period.

        International Engineered Products first quarter revenues grew 28 percent principally due to the benefits of currency translation and base revenue increases from the automotive, construction and industrial-based units. Operating income increased 51 percent as a result of contributions from currency translation, the aforementioned base revenue increases and lower restructuring expenses. First quarter operating margins of 12.3 percent were 190 basis points higher than the year earlier period.

        North American Specialty Systems first quarter revenues increased 17 percent largely as a result of base revenue increases from the welding and industrial packaging units as well as acquisition-related revenues. Operating income grew 40 percent mainly due to contributions from the welding, industrial packaging and food equipment businesses. Income from acquisitions also contributed to income growth in the quarter. First quarter operating margins of 16.7 percent were 270 basis points higher than the year ago period.

        International Specialty Systems first quarter revenues increased 24 percent mainly due to contributions from currency translation and acquisitions. Operating income grew 55 percent largely as a result of the benefits of currency translation, lower restructuring costs and improved base revenue performance from the finishing, decorating and welding businesses. As a result, operating margins of 11.4 percent were 230 basis points higher than the year earlier period.

        Leasing and Investments first quarter operating income of $34.8 million was nearly double the amount from a year ago. This large increase was mainly related to gains recognized on the disposition of multiple properties in the mortgage entities.

        Looking ahead, the Company is increasingly optimistic about its full-year earnings prospects due mainly to the apparent strengthening in the Company’s end markets. As a result, for the 2004 second quarter the Company is forecasting an earnings range of $1.04 to $1.12. For the full year, the Company is forecasting a higher earnings range of $4.06 to $4.26. The mid-points of the 2004 second quarter and full-year ranges would represent growth of 17 percent and 23 percent, respectively.

        This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions, base business expectations and acquisition pricing requirements for full year and second quarter 2004 and the Company’s related earnings forecasts. These statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-K for full-year 2003.

        ITW is a $10.0 billion diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 625 decentralized operations in 44 countries and employs some 47,500 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

STATEMENT OF INCOME
	THREE MONTHS ENDED MARCH 31,
	2004	2003
Operating Revenues	$2,710,349	$2,313,790
Cost of revenues	1,750,343	1,513,792
Selling, administrative, and R+D expenses	483,341	469,688
Amortization and impairment of goodwill and other intangibles	29,023	9,310

Operating Income	447,642	321,000
Interest expense	(15,882)	(17,432)
Other income	7,665	3,316

Income From Continuing Operations Before Income Taxes	439,425	306,884
Income taxes	149,400	107,400

Income From Continuing Operations	290,025	199,484
Income (Loss) From Discontinued Operations	171	(4,107)

Net Income	$290,196	$195,377

Income Per Share from Continuing Operations:
Basic	$0.94	$0.65
Diluted	$0.93	$0.65
Income (Loss) Per Share from Discontinued Operations:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)
Net Income Per Share:
Basic	$0.94	$0.64
Diluted	$0.93	$0.63
Shares outstanding during the period :
Average	308,321	306,622
Average assuming dilution	310,409	307,772

ESTIMATED FREE OPERATING CASH FLOW
	THREE MONTHS ENDED MARCH 31,
	2004	2003
Net cash provided by operating activities	$319,706	$217,174
Plus: Proceeds from investments	19,272	15,665
Less: Additions to PP+E	(60,865)	(56,173)

Free operating cash flow	$278,113	$176,666

STATEMENT OF FINANCIAL POSITION
	MARCH 31	DECEMBER 31
	2004	2003
ASSETS
Cash and equivalents	$1,729,058	$1,684,483
Trade receivables	1,909,639	1,721,186
Inventories	1,070,483	991,979
Deferred income taxes	226,875	217,638
Prepaids and other current assets	159,338	167,916

Total current assets	5,095,393	4,783,202

Net plant and equipment	1,783,239	1,728,638
Investments	851,657	832,358
Goodwill	2,618,072	2,511,281
Intangible assets	276,295	287,582
Deferred income taxes	389,771	370,737
Other assets	751,687	679,523

	$11,766,114	$11,193,321

LIABILITIES and STOCKHOLDERS' EQUITY
	MARCH 31	DECEMBER 31
	2004	2003
Short-term debt	$51,350	$56,094
Accounts payable	537,370	481,407
Accrued expenses	831,344	870,950
Cash dividends payable	74,028	73,948
Income taxes payable	204,680	6,504

Total current liabilities	1,698,772	1,488,903

Long-term debt	920,849	920,360
Other liabilities	912,377	909,772

Total non-current liabilities	1,833,226	1,830,132

Common stock	3,097	3,089
Additional paid-in capital	850,303	825,924
Income reinvested in the business	7,153,277	6,937,110
Common stock held in treasury	(1,592)	(1,648)
Accumulated other comprehensive income	229,031	109,811

Total stockholders' equity	8,234,116	7,874,286

	$11,766,114	$11,193,321